UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: December 29, 2009

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16400 SE Nautilus Drive

Vancouver, Washington 98683

(Address of principal executive offices and zip code)

(360) 859-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement

As described in Item 8.01 below, on December 29, 2009 Nautilus, Inc., a Washington corporation (the “Company”), completed the sale of certain assets of its StairMaster® and Schwinn® Fitness product lines. In connection with the closing of those transactions the Company entered into a License Agreement (the “Schwinn Agreement”) with Xiamen World Gear Sports Goods Co., Ltd (“World Gear”) pursuant to which it granted to World Gear a license to certain patents, trademarks and other intellectual property enabling World Gear to produce, market and sell Schwinn® branded indoor cycling products in the commercial channel. The Company retains the right to continue to market and sell Schwinn® indoor cycling products in the retail and direct-to-consumer sales channels. The Company is entitled under the Schwinn Agreement to royalties based on net sales of the licensed products by World Gear, subject to a minimum annual royalty payment of $800,000 in 2010, $1,000,000 in 2011 and $600,000 each year thereafter. The Schwinn Agreement is subject to termination based on a failure by World Gear to pay required royalties, to meet certain minimum annual sales requirements and for other material breaches of the Schwinn Agreement. Unless terminated in accordance with its terms, the Schwinn Agreement has a perpetual term.

The Company also entered into a Technology Transfer and License Agreement (the “StairMaster Agreement”) pursuant to which the Company assigned certain patents, trademarks and other intellectual property associated with the StairMaster® brand and product line to World Gear. In connection with such transfer, Nautilus is entitled to receive a fixed quarterly payment of $83,333.33 for calendar years 2010, 2011 and 2012, as well as royalties based on net sales of StairMaster® products to retail customers by WorldGear. Nautilus received a license back from World Gear of the right to use the StairMaster trademarks in the direct channel. The Company also received an exclusive license to use the StairMaster trademarks in connection with sales to certain retail customers for a period of eighteen months.

Item 8.01	Other Events

(a) Completion of Sale of Assets. On December 29, 2009, the Company completed the sale of certain assets of the Company’s StairMaster® and Schwinn® Fitness product lines to World Gear. The sales were completed pursuant to the terms of two asset purchase agreements (the “Asset Purchase Agreements”), dated December 5, 2009, by and between the Company and Fit Dragon International, Ltd. (“Fit Dragon”). World Gear is an affiliate of and permitted assignee of Fit Dragon. The terms of the Asset Purchase Agreements are described in the Current Report on Form 8-K filed by the Company on December 10, 2009. The Company received cash payment of approximately $7.9 million at closing and, under the terms of the Asset Purchase Agreements, is entitled to receive approximately $2.0 million in additional cash payments within sixty days of closing. Additionally, as disclosed under Item 1.01, the Company is entitled to receive $1.0 million over a period of three years under the StairMaster Agreement, as well as certain royalties based on World Gear’s post-closing sales of StairMaster® products pursuant to the StairMaster agreement and Schwinn® products pursuant to the Schwinn Agreement.

On January 5, 2010 the Company issued a press release regarding completion of the transactions contemplated by the Asset Purchase Agreements. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

(b) Expected Federal Income Tax Refund. The Company has previously reported that it expects to receive a U.S. Federal income tax refund prior to March 31, 2010.

Based on U.S. Treasury Department claims processing guidelines, the Company now expects to receive a refund of approximately $12.1 million prior to January 31, 2010.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Nautilus, Inc. press release, dated January 5, 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.
(Registrant)

January 5, 2010	By:	/s/ KENNETH L. FISH
(Date)		Kenneth L. Fish
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Nautilus, Inc. press release, dated January 5, 2010.

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